Exhibit 99.1

      Deckers Outdoor Corporation Reports First Quarter Results;
                  Reports 1Q03 Diluted EPS of $0.37;
          Exceeding First Call Consensus Estimate of $0.29;
                       Raises Guidance for 2003


    GOLETA, Calif.--(BUSINESS WIRE)--April 24, 2003--Deckers Outdoor Corporation (NASDAQ:DECK) today announced financial results for the first quarter ended March 31, 2003.
    For the first quarter, net sales increased 9% to $36.1 million versus $33.3 million in the same period last year. Net earnings for the quarter increased to $4,203,000 compared to earnings before cumulative effect of change in accounting principle described below of $2,162,000 last year and diluted earnings per share increased 68% to $0.37, versus diluted earnings per share before cumulative effect of change in accounting principle of $0.22 in the first quarter of 2002.
    As previously reported, on January 1, 2002 Deckers implemented Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized to earnings but instead be reviewed periodically for impairment. The implementation of SFAS 142 resulted in a goodwill impairment charge of approximately $9.0 million during the quarter ended March 31, 2002, which was recorded as a cumulative effect of change in accounting principle. In addition, SFAS 142 provides that goodwill no longer be amortized.
    Douglas Otto, Chairman and Chief Executive Officer stated, "We begin fiscal 2003 with solid momentum that reflects both the strength of our brands and the incremental earnings resulting from our acquisition of Teva. Strong sales of Teva, especially in the domestic market, coupled with the elimination of Teva royalty expenses resulted in a significant increase in earnings per share for the first quarter."
    Including both wholesale sales and the sales of the newly acquired catalog and Internet retailing business, Teva sales for the quarter increased 8% to $31.7 million compared to $29.3 million in the same period a year ago. Ugg sales for the quarter increased 297% to $1.6 million from $0.4 million last year, while Simple sales decreased 22% to $2.8 million compared to $3.6 million last year. Included above are aggregate catalog and Internet retail sales of $1.1 million, including $0.6 million for Teva, $0.4 million for Ugg and $0.1 million for Simple.
    Gross margin for the quarter was 45.0% compared to 45.4% for the first quarter of 2002, largely due to the non-recurrence of a supplier rebate received in 2002. In addition, Deckers experienced an increased volume of discounted sales for Simple and Teva, which was partially offset by lower inventory write-downs, above average margins at the newly acquired Internet and catalog retail sales operation and the favorable impact of the strong Euro.
    Selling, general and administrative expenses decreased $3.2 million to $8.2 million for the first quarter of 2003 from $11.4 million in the first quarter of 2002, primarily due to the elimination of $2.3 million of Teva royalty expense and related license costs. Deckers also had a $1.1 million reduction in first quarter marketing costs as the timing of marketing programs will occur later in the year in 2003 than in 2002 and Deckers experienced a $0.3 million reduction in bad debt expense. These decreases were partially offset by increased operating expenses with the addition of the catalog and Internet retailing business and slightly higher sales commission expense on the increased sales levels.
    Mr. Otto further commented, "During the quarter, Teva increased its retail presence and experienced strong domestic sell-through in several key accounts including REI, Dillard's, Gart Sports and Steve's Shoes. We are also encouraged by the continued success in several of our closed toe footwear styles, including the recently introduced Gamma amphibious model. We intend to build on our existing share of the sport sandal category while simultaneously leveraging the strength and lifestyle nature of the Teva brand in order to further penetrate the substantially larger outdoor footwear market."
    "Coming off its fifth straight year of double-digit annual sales growth, Ugg posted record first quarter revenues of $1.6 million. While historically the first quarter has not been a seasonally significant period for the brand, Ugg continues to experience strong momentum, fueled by new product introductions, geographic expansion and celebrity exposure. Early reaction to the Fall 2003 line has been very positive and we remain enthusiastic about our growth prospects for this year and beyond."
    Mr. Otto continued, "Simple remains a work in progress. While it did not meet our financial targets in the first quarter, we are pleased with early feedback on Simple's fall line of athletically inspired styles and expect to see growth in the second half of this year. For 2004, we plan to expand Simple's sandal offering and introduce Simplegirl, a moderately priced collection aimed at a younger teen demographic. We believe we have taken the necessary steps to get the brand back on track and are headed in the right direction. However, we have established specific performance criteria for the remainder of 2003 and will consider other strategic alternatives for Simple if they are not met."
    Despite the debt incurred to finance the Teva acquisition, Deckers' cash flow and liquidity remain strong. Due to the seasonal nature of the business, March has historically been the peak borrowing period for Deckers. Even with this historical seasonality, at March 31, 2003 Deckers had cash of $4.8 million and had reduced the outstanding borrowings under its $20 million line of credit to $1.8 million.
    Deckers also increased its guidance for 2003. Deckers currently anticipates sales for fiscal year 2003 to range from $103 million to $107 million and expects diluted earnings per share to range from $0.50 to $0.53, up from the previous guidance of $0.41 to $0.46 per share. Deckers currently expects second quarter of 2003 sales to range from $23 million to $24 million and diluted earnings per share to range from $0.10 to $0.11 per share.
    Deckers expects 2003 Teva sales to be $68 million to $70 million, Simple sales to be $11 million to $12 million and Ugg sales to be $24 million to $25 million.
    Mr. Otto concluded, "Teva remains the sport sandal leader. Its strong heritage in whitewater sports and its lifestyle status in the market should enable us to effectively leverage the Teva name across a host of additional footwear and non-footwear products. We believe similar opportunities exist for Ugg. We are committed to executing a strategy that will allow us to fully maximize the strength of our assets and expand our business into the future."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.

    Deckers Outdoor Corporation will host a conference call to review first quarter fiscal 2003 results, which will be broadcast live over the Internet on Thursday, April 24, 2003 at 10:00 a.m. Eastern Time. The broadcast will be hosted at http://www.viavid.com/detailpage.asp?sid=1992. A replay of the call will be available until May 1, 2003 at 12:00 AM at (877) 519-4471, passcode: 3880180.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates regarding sales and earnings per share results for the year ending December 31, 2003 and for the quarter ending June 30, 2003 as well as the 2003 sales expectations for each of the Company's three brands. These forward-looking statements are based on the Company's expectations as of today, April 24, 2003. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. The Company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Among the factors that could impact results are the general economic conditions and strength or weakness in the retail environments in which the Company's products are sold. In addition, the Company's sales are highly dependent on consumer preferences, which are difficult to assess and can shift rapidly. Any shift in consumer preferences away from one or more of the Company's product lines could result in lower sales as well as obsolete inventory, both of which could adversely affect the Company's results of operations, financial condition and cash flows. The Company also depends on its customers continuing to carry and promote its various lines. Availability of products can also affect the Company's ability to meet its customers' orders. Sales of the Company's products, particularly those under the Teva(R) and Ugg(R) lines, are very sensitive to weather conditions. Extended periods of unusually cold weather during the spring and summer could adversely impact demand for the Company's Teva(R) line. Likewise, unseasonably warm weather during the fall and winter months could adversely impact demand for the Company's Ugg(R) product line. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the 2002 Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q or this news release.


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


          Assets                     March 31, 2003  December 31, 2002
                                     --------------- -----------------
Current assets:
   Cash and cash equivalents        $    4,769,000          3,941,000
   Trade accounts receivable, net       25,354,000         20,851,000
   Inventories                          16,713,000         17,067,000
   Prepaid expenses and other
    current assets                         719,000            783,000
   Deferred tax assets                   1,919,000          1,919,000
                                     -------------- ------------------
    Total current assets                49,474,000         44,561,000

Property and equipment, at cost, net     3,603,000          3,864,000
Intangible assets, less applicable
 amortization                           70,763,000         70,773,000
Deferred tax assets                      1,428,000          1,428,000
Other assets                             1,695,000          1,786,000
                                     -------------- ------------------
                                    $  126,963,000        122,412,000
                                     ============== ==================
          Liabilities and
           Stockholders' Equity

Current liabilities:
   Notes payable and current
    installments of long-term debt  $    4,787,000          3,951,000
   Trade accounts payable               12,714,000         12,916,000
   Accrued expenses                      3,736,000          4,509,000
   Income taxes payable                  4,017,000            732,000
                                     -------------- ------------------
    Total current liabilities           25,254,000         22,108,000
                                     -------------- ------------------

Long-term debt, less current
 installments                           31,471,000         35,077,000

Stockholders' equity:
   Preferred stock                       5,500,000          5,500,000
   Common stock                             95,000             95,000
   Additional paid-in capital           26,386,000         26,210,000
   Retained earnings                    38,101,000         33,898,000
   Accumulated other comprehensive
    income (loss)                          156,000           (476,000)
                                     -------------- ------------------
    Total stockholders' equity          70,238,000         65,227,000
                                     -------------- ------------------

                                    $  126,963,000        122,412,000
                                     ============== ==================



                     DECKERS OUTDOOR CORPORATION
                          AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
                             (Unaudited)


                                            Three-month period ended
                                                    March 31,
                                            ------------------------
                                                 2003        2002
                                             ----------- -----------

Net sales                                   $36,102,000  33,259,000
Cost of sales                                19,862,000  18,145,000
                                             ----------- -----------
   Gross profit                              16,240,000  15,114,000

Selling, general and administrative
expenses                                      8,153,000  11,400,000
                                             ----------- -----------
   Earnings from operations                   8,087,000   3,714,000

Other expense (income):
   Interest, net                              1,097,000     (17,000)
   Other                                        (15,000)     17,000
                                             ----------- -----------

Income before income taxes and cumulative
   effect of accounting change                7,005,000   3,714,000
Income taxes                                  2,802,000   1,552,000
                                             ----------- -----------
Income before cumulative effect of
 accounting change                            4,203,000   2,162,000
Cumulative effect of accounting change, net
 of $843,000 income tax benefit                     ---  (8,973,000)
                                             ----------- -----------

Net income (loss)                           $ 4,203,000  (6,811,000)
                                             =========== ===========


Basic income per common share before
   cumulative effect of accounting change   $      0.44        0.23
Cumulative effect of accounting change              ---       (0.96)
                                             ----------- -----------
Basic net income (loss) per common share    $      0.44       (0.73)
                                             =========== ===========

Average basic common shares                   9,474,000   9,344,000
                                             =========== ===========

Diluted income per common share before
   cumulative effect of accounting change   $      0.37        0.22
Cumulative effect of accounting change              ---       (0.92)
                                             ----------- -----------
Diluted net income (loss) per common share  $      0.37       (0.70)
                                             =========== ===========

Average diluted common shares                11,266,000   9,792,000
                                             =========== ===========


    CONTACT: Deckers Contact:
             Scott Ash, 805/967-7611
             or
             Integrated Corporate Relations, Inc.
             Investor Relations:
             Chad A. Jacobs/Brendon Frey, 203/222-9013